Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Cerencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 10-05

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

Investor Relations: Mark Collinson, Partner, CCG Investor Relations

Phone: (310) 954-1343

OMNI ANNOUNCES 2009 RESULTS AND PROVIDES 2010 GUIDANCE

CARENCRO, LA – MARCH 15, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced 2009 revenue of $122.4 million, a decrease of 36.8% compared to 2008. The 2009 net loss was $3.0 million, or a loss of $0.16 per diluted share, compared to a net loss for 2008 of $13.6 million, or a loss of $0.72 per diluted share. Earnings before interest, taxes, depreciation, amortization and impairment charge (“Adjusted EBITDA”, as defined below) totaled $19.1 million, a 47.5% year over year decrease. Net loss for 2009 was affected by non-cash charges which included a pre-tax goodwill impairment charge of $2.4 million related to the Company’s equipment leasing segment as well as a pre-tax charge for the impairment of fixed assets no longer in service of $0.2 million. The aggregate after-tax effect of these non-cash charges was $0.12 per fully diluted share. Excluding these non-cash charges, recorded in the fourth quarter, net loss for the year would have been $0.9 million and diluted loss per share for 2009 would have been $0.04 per share. There was a pre-tax goodwill and intangible impairment charge of $25.0 million related primarily to the Company’s equipment leasing and seismic services segments in 2008 and a pre-tax charge for the impairment of fixed assets, no longer in service of $0.4 million.

Fourth quarter revenue was $26.6 million, a decrease of 47.3% over the fourth quarter of 2008. Adjusted EBITDA totaled $3.6 million, a 67.4% year over year decrease. Excluding the goodwill impairment charge, fourth quarter net loss was $0.9 million, or $0.04 per diluted share. This compares to fourth quarter 2008 net income of $2.5 million, or $0.13 per diluted share before the goodwill impairment charge in this same period in 2008.

Financial Highlights

— Revenues: Annual 2009 Revenues decreased by $71.2 million, or 36.8%, to $122.4 million as compared to the full year 2008. During the year, the Company experienced considerable market contraction across essentially all business lines with the most significant effects primarily due to the downturn in new drilling activity in the geographic areas in which its business is concentrated. The environmental and other services segment was less impacted, as this segment derives a greater portion of its business from production services and was not as severely affected as the segments that rely more heavily on new drilling.

— Operating Income: Annual 2009 Operating Income decreased by $17.5 million, or 81.5%, to $4.0 million as compared to the full year 2008 before considering the impairment charges totaling $2.6 million. The Company responded aggressively to market conditions and reduced operating costs in line with reduced revenue generating activity, but this was insufficient to fully counteract the effects of price compression in its segments supporting drilling activity.

— Net Interest Expense: Annual 2009 Net Interest Expense decreased by $3.1 million or 46.0%, to $3.7 million due primarily to reduced debt levels as a result of scheduled principal payments and elimination of draw down on the revolving credit line. This expense included $1.4 million related to amortization of deferred loan cost.

— Income Tax Expense: The provision for income taxes for 2009 totaling $0.6 million on a loss before tax of $2.3 million is primarily due to the inability to tax effect the impairment charge previously detailed as well as the provision for permanent timing differences.

— Earnings Before Interest, Taxes, Depreciation and Amortization (including impairment charges), other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): Annual 2009 Adjusted EBITDA was $19.1 million, 47.5% lower than the $36.3 million of Adjusted EBITDA reported for the comparable 2008 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income (loss) to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $52.3 million and cash and cash equivalents were $1.9 million for a net debt position of $50.4 million as of December 31, 2009. The Company had available capacity on its revolver of $11.1 million ($6.5 million of which is currently being used to secure outstanding standby letters of credit and other contingencies) and outstanding revolver borrowings of $0.0 million in respect of this facility at the end of 2009. During 2009, the Company reduced its total net debt position by $20.7 million.

Brian J. Recatto, President and Chief Executive Officer of OMNI, commented “Our fourth quarter reflects the very difficult conditions facing our industry and we feel we have been successful in managing our business and positioning the Company for the expected uptick in activity. We are pleased that we were able to continue geographic expansion into the northeast for participation in the Marcellus shale activity in the coming years. Additionally, we are very excited about our new automated cleaning environmental technologies that were developed and tested during 2009 and we expect organic growth from both of these projects during 2010. During the year we have been very active in our integration of our operational business units, extracting the desired synergies including reduced costs and more efficient delivery of our diverse product offering. While we experienced significantly reduced activity in 2009, we feel we were able to maintain market share and alter our cost structure in response to the market conditions positioning ourselves for what we believe will be a modest recovery in 2010. The first quarter in 2010 will continue to reflect some softness driven by our seismic services as we, like most others, were curtailed by exceptional weather conditions in the northeast United States and the north Louisiana regions. As a result, we expect first quarter 2010 performance to be comparable to the fourth quarter of 2009. We have good visibility into 2010 for the seismic segment which has work committed in excess of $30 million and the other oilfield service business lines are showing improvement and are performing according to our business plan. Pricing seems to have stabilized and the Company has been able to raise prices in some of the more robust drilling markets. We expect to realize the financial impact of this initiative in future periods.

We continue to aggressively control our cost and seek strategic growth opportunities. Capital spending continues to be a high visibility item for us and we are positioned to take advantage of opportunities in existing and new markets. Overall, our outlook for 2010 is cautiously optimistic. We, like our entire industry, are subject to the volatility in commodity prices, financial markets which continue to be tight and the resulting impact on our customers and their capital spending. These factors could significantly affect our commercial activity levels.

We expect improved results for all our divisions, and look forward to organic growth both in existing and new markets. We see additional opportunities where we may be able to capitalize on attractive, complementary acquisitions at reasonable prices. We project 2010 Revenue, Adjusted EBITDA, and EPS (fully diluted) in the range of $110 million to $130 million, $22 million to $27 million and $0.14 to $0.16, respectively.”

Ronald D. Mogel, Senior Vice-President and Chief Financial Officer of OMNI added, “We are pleased with the recent restructuring of our senior credit facility loan covenants as well as restructuring the payment schedules of our subordinated loans to be more manageable given current economic conditions. We continue to forecast adequate capital resources to fund the incremental demands for working capital as the business environment recovers and we will continue to preserve our liquidity in order that we will be in a position to capitalize on growth opportunities as they become available.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing,. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	YEAR ENDED DECEMBER 31,
	2007	2008	2009
	(In thousands, except per share data)
Operating revenue
Services	$140,695	$149,559	$96,433
Rentals	31,784	44,027	25,993

Total operating revenue	172,479	193,586	122,426

Operating expenses
Direct costs (exclusive of depreciation and amortization shown separately below)
Services	95,476	105,852	69,307
Rentals	14,603	21,981	13,438
Depreciation and amortization	10,761	13,313	13,511
General and administrative expenses (exclusive of depreciation and amortization shown separately above) (includes litigation settlement of $2,400 in 2008)	28,117	31,006	22,211

Total operating expenses	148,957	172,152	118,467

Impairment of goodwill and intangibles	—	25,047	2,369
Impairment of fixed assets	—	417	237

Operating income (loss)	23,522	(4,030)	1,353
Interest expense	(6,936)	(6,826)	(3,685)
Gain (loss) on debt extinguishment	(1,100)	120	(8)
Other income, net	187	249	22

Income (loss) before income taxes	15,673	(10,487)	(2,318)
Income tax expense	(5,504)	(3,153)	(591)

Net income (loss)	10,169	(13,640)	(2,909)
Dividends on preferred stock	(503)	(489)	(486)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(255)	—	—

Net income (loss) available to common stockholders	$9,411	$(14,129)	$(3,395)

Basic income (loss) per common share:
Net income (loss) available to common stockholders	$0.52	$(0.72)	$(0.16)

Diluted income (loss) per common share:
Net income (loss) available to common stockholders	$0.40	$(0.72)	$(0.16)

Number of weighted average shares:
Basic	18,077	19,740	20,795
Diluted	25,634	19,740	20,795

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), stock compensation, impairments, and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three months and year ended December 31, 2008 and 2009.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(In thousands)
Net income (loss)	$(19,087)	$(3,466)	$(13,640)	$(2,909)
Plus (less):
Interest	1,594	1,272	6,826	3,685
(Gain) loss on debt extinguishment	(120)	—	(120)	8
(Gain) loss on disposal of fixed assets	47	(124)	(140)	97
Other (income) loss	(74)	2	249	(22)
Depreciation and amortization	3,537	3,367	13,313	13,511
Non-cash stock compensation	244	254	1,234	1,495
Impairment of goodwill and intangibles	25,047	2,369	25,047	2,369
Impairment of fixed assets	417	237	417	237
Income tax (benefit) expense	(535)	(305)	3,153	591

Adjusted EBITDA	$11,070	$3,606	$36,339	$19,062

	Year Ending December 31, 2010
	Projected
	Low Range	High Range
	(In thousands)
Net income	$2,300	$5,300
Plus (less):
Interest expense	3,500	3,500
Depreciation and amortization	13,300	13,300
Non-cash stock compensation	1,400	1,400
Income tax expense	1,500	3,500

Adjusted EBITDA	$22,000	$27,000